EXHIBIT 99.1

Dolphin Entertainment Regains Compliance with Nasdaq Listing Rule 5250(c)(1)

NEW YORK, NY and LOS ANGELES, CA / ACCESSWIRE / July 14, 2020 / Dolphin Entertainment, Inc. (NASDAQ: DLPN),  a leading independent entertainment marketing and production company, regains compliance with Nasdaq Rule regarding the filing of its 10-Q for the quarter ended March 31, 2020.

On July 14, 2020, Dolphin Entertainment, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying them that it had regained compliance under Nasdaq Listing Rule 5250(c)(1). On July 9, 2020, the Company had received a letter from Nasdaq notifying them that it had violated Rule 5250(c)(1) because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”).

On July 13, 2020, the Company filed the Quarterly Report with the SEC and subsequently received a close-out letter from Nasdaq on July 14, 2020, which alerted the Company that it had regained compliance under Rule 5250(c)(1).

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and production company. Through our subsidiaries 42West, The Door and Shore Fire Media, we provide expert strategic marketing and publicity services to many of the top brands, both individual and corporate, in the film, television, music and hospitality industries. In December 2019, all three PR firms were ranked among the Observer’s “Power 50” PR Firms in the United States, an unprecedented achievement.  Dolphin's acquisition of Viewpoint Creative adds full-service creative branding and production capabilities to our marketing group. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series.

Contact:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

This press release contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment Inc.'s offering of common stock as well as expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause its actual results to differ from those expressed in forward-looking statements. Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved, and Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Source:  Dolphin Entertainment, Inc.